Exhibit 10.3

DIRECTOR RESTRICTED STOCK AWARD CERTIFICATE

Non-transferable

GRANT TO

(the “Participant”)

by ScanSource, Inc. (the “Company”) of

______________ shares of its common stock, no par value (the “Shares”)

pursuant to and subject to the provisions of the ScanSource, Inc. 2021 Omnibus Incentive Compensation Plan, as it may be amended and/or restated (the “Plan”), and to the terms and conditions set forth in this Award Certificate (the “Award Certificate”). This Award Certificate describes the terms and conditions of the Restricted Stock Award (the “Award”) granted herein and constitutes an agreement between the Participant and the Company.

Unless vesting is accelerated in accordance with the Plan or the Award Certificate, the vesting restrictions imposed under Section 2 of the Award Certificate will expire with respect to the Award and the Shares subject to the Award on the twelve (12)-month anniversary of the Grant Date (as defined below), or, if earlier, the next annual shareholders’ meeting, provided that the Participant has been continuously serving as a Director of the Company from the Grant Date until the vesting date.

IN WITNESS WHEREOF, ScanSource, Inc., acting by and through its duly authorized officers, has caused this Award Certificate to be executed as of the Grant Date.

SCANSOURCE, INC.

By:_____________________________
Its: Authorized Officer

Grant Date: (the “Grant Date”):

Director RS Agreement (Service-Based) (2021 Plan)

AWARD CERTIFICATE TERMS AND CONDITIONS

1. Grant of Award. ScanSource, Inc. (the “Company”) hereby grants to the Participant named on Page 1 hereof (the “Participant”), subject to the restrictions and the other terms and conditions set forth in the ScanSource, Inc. 2021 Omnibus Incentive Compensation Plan, as it may be amended and/or restated (the “Plan”), and in this Award Certificate, a Restricted Stock Award (the “Award”) for the number of Shares indicated on Page 1 hereof of the Company’s common stock. For the purposes herein, the Shares subject to the Award will be issued (with appropriate legends) in the name of the Participant (or, in case of uncertificated Shares, other written evidence of ownership in accordance with applicable law shall be provided) and held in escrow by the Committee until the Restricted Stock Award vests and is no longer subject to a substantial risk of forfeiture (in which case the Shares will be released to the Participant) or is forfeited (in which case the Shares shall be returned to the Company). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

2. Restrictions; Forfeiture. The Award and the underlying Shares are subject to the following restrictions. No right or interest of the Participant in the Award, to the extent restricted, may be pledged, encumbered or hypothecated to or in favor of any party other than the Company or an Affiliate or shall be subject to any lien, obligation or liability of the Participant to any other party other than the Company or an Affiliate. Except as otherwise provided in the Plan, the Award shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession. Prior to vesting, the Shares subject to the Award may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered. Except as may be otherwise provided in the Plan or this Award Certificate, if the Participant’s service with the Company terminates for any reason other than as set forth in paragraphs (b) or (c) of Section 3 hereof, and unless the Board determines otherwise, then the Participant shall forfeit all of the Participant’s right, title and interest in and to the Award and the Shares to the extent the Award (and corresponding Shares) were not vested as of the date the Participant terminates service as a Director due to a separation from service (as defined under Code Section 409A). The restrictions imposed under this section shall apply to all Shares or other securities issued with respect to Shares hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Stock of the Company.

3. Expiration and Termination of Restrictions. The restrictions imposed under Section 2 will expire on the earliest to occur of the following (the period prior to such expiration being referred to herein as the “Restricted Period”):

(a) As to all of the Shares, on the twelve (12)-month anniversary of the Grant Date, or, if earlier, the next annual shareholders’ meeting, as specified on page 1 hereof, provided the Participant is still in service as a Director of the Company on the vesting date and has been in service since the Grant Date; or

(b) As to all of the Shares, upon the termination of the Participant’s service as a Director due to a separation from service (as defined under Code Section 409A) due to death, Disability or Retirement; or

Director RS Agreement (Service-Based) (2021 Plan)

(c) As to all of the Shares, in the event of a Change in Control, as follows:

(i) To the extent that the successor or surviving company in the Change in Control event does not assume or substitute for the Award (or in which the Company is the ultimate parent corporation and does not continue the Award) on substantially similar terms or with substantially equivalent economic benefits (as determined by the Committee) as Awards outstanding under the Plan immediately prior to the Change in Control event, any restrictions, including but not limited to the restriction period, applicable to the Award shall be deemed to have been met, and the Award shall become fully vested, earned and payable to the fullest extent of the original grant of the Award, provided the Participant is still in service as a Director of the Company from the Grant Date until the time of the Change in Control.

(ii) Further, the Award will nonetheless become vested in full if the Participant’s service as a Director of the Company terminates other than by voluntary resignation by the Participant in contemplation of a Change in Control (whether or not the Change in Control is consummated) or, in the event that the Award is substituted, assumed or continued as provided in Section 3(c)(i) herein, within one year after the effective date of a Change in Control. The service of the Participant as a Director of the Company will be deemed to have been terminated in contemplation of a Change in Control if the Participant’s service as a Director of the Company terminates at any time during which (i) the Company has initiated a transaction process or is engaged in discussions with a third party about a specific transaction that, if consummated, would result in a Change in Control (and before complete abandonment of such discussions without the transaction being consummated) or (ii) the Company has become a party to a definitive agreement to consummate a transaction that would result in a Change in Control (and before complete termination of such agreement without the transaction being consummated).

(d) For clarification, for the purposes of this Section 3, “Disability” shall have the meaning given such term in Section 2.26(c) of the Plan, and the Participant’s separation from service will be deemed to be due to Retirement if and only if the Committee, in its sole and absolute discretion, determines, at the time of the Participant’s separation from service, that the Participant terminated service as a Director of the Company due to Retirement (and the Committee will not be required to deem the Participant’s separation from service as due to Retirement even if similarly-situated Directors previously were deemed to have terminated service as a Director of the Company due to Retirement).

4. Settlement of Award; Delivery of Shares. A certificate or certificates for the Shares underlying the Award (or, in the case of uncertificated Shares, other written evidence of ownership in accordance with applicable laws) shall be released to the Participant (or his beneficiary) only in the event, and to the extent, that the Award has vested. Any Shares payable pursuant to the Award shall, upon vesting of the Award, be released to the Participant (or his beneficiary) within sixty (60) days after the vesting of the Award.

5. Voting and Dividend Rights. The Participant shall not be deemed to be the holder of any Shares subject to the Award and shall not have any dividend rights, voting rights or other rights as a shareholder unless and until (and only to the extent that) the Award has vested and certificates for such Shares have been issued to him (or, in the case of uncertificated shares, other written evidence of ownership in accordance with applicable laws shall have been provided).

Director RS Agreement (Service-Based) (2021 Plan)

6. No Right of Continued Service or to Future Awards. Nothing in this Award Certificate shall interfere with or limit in any way the right of the Company or its shareholders to terminate the Participant’s service at any time, nor confer upon the Participant any right to continue in the service of the Company or any Affiliate. The grant of the Award does not create any obligation to grant further awards.

7. Tax Matters. The Participant acknowledges that the Company has made no warranties or representations to the Participant with respect to the legal, tax or investment consequences (including but not limited to income tax consequences) related to the grant of the Award or receipt or disposition of the Shares (or any other benefit), and the Participant is in no manner relying on the Company or its representatives for legal, tax or investment advice related to the Award or the Shares. The Participant acknowledges that there may be adverse tax consequences upon the grant of the Award and/or the acquisition or disposition of the Shares (or other benefit) subject to the Award and that the Participant has been advised that he should consult with his or her own attorney, accountant and/or tax advisor regarding the transactions contemplated by the Award and this Award Certificate. The Participant also acknowledges that the Company has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the Participant.

8. Plan Controls; Entire Agreement; Amendment. The terms contained in the Plan are incorporated into and made a part of this Award Certificate and this Award Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Certificate, the provisions of the Plan shall be controlling and determinative (unless the Committee determines otherwise). This Award Certificate sets forth all of the promises, agreements, understandings, warranties and representations between the parties with respect to the Award. This Award Certificate may be amended as provided in the Plan.

9. Successors. This Award Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Award Certificate and the Plan.

10. Severability. If any one or more of the provisions contained in this Award Certificate is held to be invalid, illegal or unenforceable, the other provisions of this Award Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

11. Notice. Notices and communications under this Award Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to ScanSource, Inc., 6 Logue Court, Greenville, SC 29615, Attn: Secretary, or any other address designated by the Company in a written notice to the Participant. Notices to the Participant will be directed to the address of the Participant then currently on file with the Company, or at any other address given by the Participant in a written notice to the Company.

12. Beneficiary Designation. The Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant hereunder and to receive any distribution with respect to the Award upon the Participant’s death. A beneficiary,

Director RS Agreement (Service-Based) (2021 Plan)

legal guardian, legal representative or other person claiming any rights hereunder is subject to all terms and conditions of this Award Certificate and the Plan and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, the Participant’s rights with respect to the Award may be exercised by the legal representative of the Participant’s estate, and payment shall be made to the Participant’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by the Participant at any time provided the change or revocation is filed with the Company.

13. Compliance with Recoupment, Ownership and Other Policies or Agreements. As a condition to receiving the Award, the Participant agrees that he or she shall abide by all provisions of any equity retention policy, compensation recovery policy, stock ownership guidelines and/or other similar policies maintained by the Company, each as in effect from time to time and to the extent applicable to Participant from time to time. In addition, the Participant shall be subject to such compensation recovery, recoupment, forfeiture, or other similar provisions as may apply at any time to the Participant under Applicable Law.

Director RS Agreement (Service-Based) (2021 Plan)